Exhibit 10(iii).5

BALDOR ELECTRIC COMPANY

2009 BONUS PLAN

FOR OFFICERS AND KEY MANAGERS

Plan Administration

The Board of Directors of the Company has sole responsibility for adopting, reviewing and revising the Company’s Bonus Plan and all its provisions annually.

Plan Participants

Participants include “Officers” and Key Managers of the Company as approved by the Board of Directors annually. Participation in the Bonus Plan does not constitute a guarantee of employment and incentive awards for plan participants whose employment is terminated for any reason shall forfeit their rights to the “Bonus”. Participants who retire or go on disability during the plan year will not normally receive a prorated portion of their bonus earned.

Bonus Payment Date

The bonus will be paid in a lump sum as soon as practical after the Company’s financial results for the applicable year have been certified by the Company’s external auditors.

Bonus Formula

The formula used in the Plan is based on the Company’s Sales and Profit Plan for each year the Plan is implemented. The formula is constructed so a bonus (using the percentage (%) as defined below) of base compensation will be earned when the specific goal is met. The formula for 2009 will be as specified below.

	Threshold		Plan		Stretch
Net earnings	$	xxx million	$	xxx million	$	xxx million
Applicable Bonus Percentage		5%		10%		20%

The Applicable Bonus Percentage is 5% upon achieving the Threshold net earnings, an additional 5% upon achieving the Plan net earnings, an additional 10% upon achieving the Stretch net earnings, and an additional 1% for every $1 million of net earnings achieved in excess of the Stretch net earnings.

For net earnings between Threshold and Plan, the Bonus earned will be calculated on a straight line pro-rata basis and for net earnings between Plan and Stretch, the Bonus earned will also be calculated on a straight line pro-rata basis.

The bonus payment =		Participant’s base compensation for the applicable year
	x	Applicable Bonus Percentage